Exhibit 10.4

NOTICE: This Document Contains A Waiver Of Any Claims You Might Have Under The Age Discrimination In Employment Act. You Are Advised To Consult With An Attorney Before Signing This Document.

GENERAL RELEASE, SEPARATION & CONSULTING AGREEMENT

This GENERAL RELEASE, SEPARATION & CONSULTING AGREEMENT (this “Agreement”) is made and entered into by and between SIRVA, Inc. and its direct and indirect subsidiaries, including, but not limited to, Allied Van Lines, Inc., and North American Van Lines, Inc. (collectively, the “Company”) and Robert Rosing (“Associate”).

Recitals

A.    Associate’s employment with the Company is terminating, and Associate wishes to receive certain compensation and benefit enhancements as described in this Agreement.

B.     Associate’s employment relationship with the Company is covered by the Age Discrimination in Employment Act of 1967, as amended.

C.     As a condition to receipt of the compensation and benefit enhancements to which Associate is not otherwise entitled, the Company requires the Associate to execute this Agreement.

NOW, THEREFORE, in consideration of the matters set forth in the Recitals, the parties agree as follows:

Terms and Conditions

1.   Separation.   Associate’s employment with the Company shall terminate effective at the close of business (Illinois time) on December 31, 2006 (the “Termination Date”); provided, that, Associate hereby resigns from all officer positions held by Associate at the Company effective June 30, 2006. During the period from June 30, 2006 to and including December 31, 2006, Associate shall continue to receive his current pay and benefits and, in consideration therefor, shall provide services to the Company on those special projects relating to the Company’s business as the Company shall determine. During this period, Associate shall be a full-time employee of the Company, and shall devote substantially all of his full business time to the performance of such services on such special projects.

2.   Severance Pay and Benefits.

(a)   Generally.   In partial consideration of the execution and non-revocation of this Agreement, the Company shall pay Associate severance pay at his current base rate of pay ($290,000 annualized) in substantially equal installments, beginning with the first regular pay period following the Termination Date and continuing for twelve (12) months thereafter (the “Severance Period”); provided, however, that unless the parties mutually agree in writing (after the date of this Agreement but before the Termination Date) that section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, does not apply to such severance pay, then the payment of one-half of the severance pay shall instead be paid in a single lump sum on the first regular pay period immediately following July 1, 2007 (the “Lump Sum Payment Date”), and the remaining one-half the severance pay shall be paid in substantially equal installments beginning with the first regular pay period following the Lump Sum Payment Date and continuing for six (6) months thereafter. The Company shall also provide Associate with an automobile allowance of $16,800, one-half of which shall be paid on the Lump Sum Payment Date, and the remaining one-half of which shall be paid in substantially equal installments at the same time the installment payments are made pursuant to clause (ii) of the immediately preceding sentence. In addition, for the avoidance of doubt, Associate is entitled to payment of amounts due for accrued and unused Earned Paid Time Off (“PTO”), which will be paid on the Lump Sum Payment Date. All payments made pursuant to this Paragraph shall be less applicable payroll taxes and withholdings. For purposes of the foregoing, “regular pay period” shall mean the regular pay periods in effect on the date of this Agreement.

(b)   Additional Consideration.   The Company shall pay to Associate, as additional separation consideration, the gross amount of $270,934, less applicable payroll taxes and withholdings, of which $109,809 represents approximately 1/4th of the Black-Scholes value of certain equity awards that Associate was expected to receive. This payment shall be made in a single lump sum no later than March 15, 2007.

(c)   Benefits.   Associate’s health benefits previously elected under the Company’s Benefits Plus program, but excluding short and long term disability benefits and life insurance benefits, shall continue during the Severance Period at the same rates charged to active Associates for such benefits. After the Severance Period, Associate and any covered dependents may continue such coverage at regular COBRA rates. The continuation coverage provided to Associate during the Severance Period shall be included in determining the maximum period of COBRA continuation coverage available to Associate and any covered dependents. Further, the Company shall reimburse Associate for up to $10,000 in the aggregate for financial planning services incurred by Associate for the benefits under this Agreement and for legal fees incurred by Associate in connection with negotiating this Agreement. Such reimbursement shall be made within 30 days following presentation to the Company of appropriate invoices for the amount of such fees and expenses.

(d)   Direct Deposit.   If Associate has established direct deposit for the Associate’s payment of wages, then the severance payments will be directly deposited into the same account and financial institution where Associate’s previous payment of wages had been directly deposited by the Company, unless Associate provides otherwise below:

Name of Institution:

Account Number:

[NOTE TO ASSOCIATE: only complete the above information if you wish to change the account to where you want your severance payments directly deposited from where you currently have your payment of wages directly deposited.]

3.   Consideration Provided to Associate.   Associate acknowledges and agrees that the consideration set forth in Paragraph 2 of this Agreement is the only severance and benefit enhancement Associate shall receive by electing to execute this Agreement. Associate further acknowledges and agrees that upon payment of the amounts expressly provided for in this Agreement, Associate shall have received full payment for all services rendered on behalf of the Company, including any amounts Associate would be otherwise entitled to receive from the Company under any other compensation or incentive programs; provided, however, that nothing in this Agreement shall be construed as a waiver of Associate’s rights to exercise vested stock options (which will continue to vest to and including the Termination Date), to any vested benefits (which will continue to vest to and including the Termination Date) under the Company’s 401(k) plan and the SIRVA Executive Retirement & Savings Plan, to continue group health insurance coverage pursuant to COBRA, or to convert group life insurance coverage to an individual policy pursuant to the terms of the applicable group policy. The Company also acknowledges and agrees to provide Associate with written notice when the Associate is permitted to exercise any vested stock option pursuant to the terms of the applicable equity incentive plan of the Company.

4.   Release of Claims.   In partial consideration of the benefits received, and to be received, by Associate hereunder, Associate hereby IRREVOCABLY, VOLUNTARILY, UNCONDITIONALLY AND GENERALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES the Company, and each of the Company’s owners, stockholders, partners, members, predecessors, successors, assigns, agents, directors, managers, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, managers, officers, employees, representatives and attorneys of such divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all charges, complaints, claims, damages, actions, causes of action, suits, rights, demands, grievances, costs, losses, debts, and expenses (including attorneys’ fees and costs incurred), of any nature whatsoever, known or unknown, which Associate now has, owns, or holds, or claims to have, own, or hold, or which Associate at any time heretofore had, owned, or held, or claimed to have, own, or hold from the beginning of time to the date of this Agreement; provided, however, that nothing herein shall release the Company from its obligations under this Agreement or its indemnity obligations to Associate in accordance with the Company’s Articles of Incorporation and By-Laws.

The Company currently carries Officers and Officers liability insurance and Associate will continue to be covered by such insurance (or any replacement insurance) for any of his acts or omissions through the end of the Severance Period as a director, officer, employee, consultant or agent of the Company or as a director, trustee, officer, employee, member, manager, consultant or agent of another corporation, limited liability company, partnership, joint venture or other enterprise, domestic or foreign, in each case, which he served as at the request of the Company.

5.   Extent of Release.   By way of specification and not by way of limitation, Associate specifically waives, releases and agrees to forego any rights or claims that Associate may now have, or may have heretofore had, against each or any of the Releasees, under tort, contract or other law of the State of Illinois or other state (including, but by no means limited to, claims arising out of or alleging wrongful discharge, breach of contract, breach of implied covenant of good faith and fair dealing, misrepresentation, interference with contractual or business relations, personal injury, slander, libel, emotional distress, mental suffering or damage to professional reputation), under the Age Discrimination in Employment Act of 1967 (ADEA), under the Worker Adjustment & Retraining Notification Act, under the Employee Retirement Income Security Act of 1974, under Title VII of the Civil Rights Act of 1964, under the Equal Pay Act, under 42 U.S.C. Section 1981, under 42 U.S.C. Section 1983, under 42 U.S.C. Section 1985, under the Vocational Rehabilitation Act of 1977, under the Illinois Human Rights Act or any other applicable state or local anti-discrimination law, under the Americans with Disabilities Act, under the Family Medical Leave Act, or under any other laws, ordinances, executive orders, rules, regulations or administrative or judicial case law arising under the statutory or common laws of the United States, any state, or any political subdivision of any state, in each case, as amended from time to time. Associate also voluntarily waives any claims or rights Associate may otherwise have against Releasees for severance, travel and expense reimbursement, or for other payments or compensation, such as under the Company’s Management and/or Performance Incentive Plans, the Company’s Omnibus Stock Incentive Plan, the Company’s Stock Incentive Plan, PTO Policy, Car Allowance Program and/or Severance Plan, except as otherwise set forth herein. The parties intend that the claims released be construed as broadly as possible. This is not a waiver of any claims that may arise after the date this Agreement is executed or of Associate’s rights to enforce the terms of this Agreement.

6.   No Complaints or Claims.   Associate represents and warrants that Associate has not filed any complaints or claims against the Company or Releasees with any local, state or federal court or agency and, that Associate will not do so at any time hereafter for released claims which arose prior to the date Associate signs this

Agreement, and that if any such court or agency assumes jurisdiction on any such complaint or claim against the Company or Releasees which arose prior to the execution of this Agreement, Associate shall immediately request such court or agency to dismiss the matter and take all such additional steps at Associate’s sole cost and expense necessary to facilitate such dismissal with prejudice. Nothing in this Agreement shall be construed to prohibit Associate from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

7.   Forfeiture.   Should Associate file any claim against the Company or any Releasee or should Associate sue the Company, any Releasee or any of their directors, officers, associates, agents or representatives, or their attorneys in any administrative or judicial forum, local, state or federal, in contravention of the terms of this Agreement, Associate shall immediately forfeit the right to any further consideration provided or paid to Associate under the terms of this Agreement and shall be obligated to reimburse the Company all costs and expenses, including reasonable attorneys’ fees, incurred by the Company in bringing about dismissal of the claim or complaint, unless Associate promptly dismisses with prejudice such claim or complaint at no cost or expense to the Company.

8.   Restrictive Covenants.

In partial consideration of the benefits to be provided by the Company hereunder, including particularly the benefits described in Paragraph 2 hereof, Associate covenants and agrees that:

(a)   Confidentiality.   Without the prior written consent of the Company, or except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Associate shall not disclose any trade secrets, customer lists, designs, information regarding product development, marketing plans, sales plans, projected acquisitions or dispositions of properties or management agreements, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, purchasing agreements, financial records, or other financial, commercial, business or technical information relating to the Company or information designated as confidential or proprietary that the Company may receive belonging to suppliers, customers or others who do business with the Company (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public generally by the Company or is in the public domain, in each case, other than by reason of Associate’s breach of this subparagraph.

(b)   Non-Competition.   During the Severance Period, Associate agrees that Associate will not, without the prior written consent of the Company, directly or indirectly, whether as an employee, officer, director, independent contractor, consultant, stockholder, partner or otherwise, engage in or assist others to engage in or have any interest in any business which competes with the Company in any geographic area in which the Company markets or has marketed its products.

(c)   Non-Solicitation of Employees and Agents.   During the Severance Period, Associate shall not directly or indirectly solicit, encourage or induce any person who provides services to the Company, whether as an employee, consultant, independent contractor or agent, or any entity which provides services to the Company under an agency relationship (including, without limitation, under a relationship governed by an Agency Contract) to terminate his, her or its relationship with or services for the Company and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Company unless such person, agent or entity shall have ceased to provide services to the Company or to have had a legal relationship with the Company for a period of at least six (6) months. Notwithstanding the foregoing, Associate further covenants and agrees Associate shall not solicit during the Severance Period any business, in competition with Company, from any person or entity who has entered into an agency relationship (including, without limitation, a relationship governed by an Agency Contract) with either Allied Van Lines, Inc., North American Van Lines, Inc., and/or Global Van Lines, Inc. This subparagraph (c) specifically excludes responses to any general advertisements or solicitations for employment made to the general public.

(d)   Non-Disparagement.   Associate agrees that at no time hereafter will he make, issue release, or authorize any written or oral statements, derogatory or defamatory in nature about the Releasees. The Company agrees that it will use its reasonable efforts to ensure that at no time hereafter will it make, issue, release, or authorize any written or oral statements, derogatory or defamatory in nature about Associate.

(e)   Return of Documents.   Within fifteen (15) days of the Termination Date and otherwise upon request, Associate also agrees to return all notes, reports, sketches, plans, books, keys, credit cards, unpublished memoranda or other documents or property which were created, developed, generated or held or controlled by Associate and which concern or are related to the Company’s business and are the property of the Company.

(f)   Remedies with Respect to Covenants.   Associate understands and agrees that if Associate breaches or threatens to breach the covenants and obligations contained in Paragraphs 6, 7 or 8 of this Agreement, the Company shall be entitled to the following remedies:

(i)     Associate acknowledges and agrees that the covenants and obligations of Associate with respect to Paragraphs 6, 7, and 8 of this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Associate understands and agrees that if Associate breaches or threatens to breach the covenants and obligations of Paragraphs 6, 7, or 8 of this Agreement, in any respect, the Company shall be entitled to seek an injunction, restraining order or other equitable relief (without the requirement to post bond) to restrain such breach or threatened breach or otherwise specifically enforce the covenants and obligations set forth therein, in addition to any other remedies that may be available to the Company; and

(ii)    Associate and the Company acknowledge and agree that the damages resulting from Associate’s breach of the covenants and obligations contained in Paragraphs 6, 7, and 8 of this Agreement, would be uncertain and difficult to ascertain and, in addition to any other remedies that may be available to the Company, Associate shall forfeit any remaining payments and benefits hereunder the event of his breach of this Agreement.

9.   Cooperation and Consulting Services.

(a)   Cooperation with the Company.   Associate agrees to provide the Company with his full cooperation, as requested by the Company from time to time, subject to reimbursement by the Company of reasonable out-of pocket costs and expenses in accordance with the Company’s travel and expense reimbursement policies (and including advancement of attorneys’ fees, costs and other expenses as provided by the Company’s By—Laws) regarding any matter including any litigation, claims, governmental proceeding, investigation or independent review, which relates to matters with which Associate was involved or which Associate had knowledge during the term of his employment with the Company; provided, however, that such cooperation shall not materially interfere with Associate’s future employment or business affairs. In any proceeding involving Associate, the Company will provide Associate with any documents or information reasonably requested by Associate to enable him to provide such cooperation or to otherwise participate in such proceeding.

(b)   Consulting Services.

(i)     Associate agrees to provide the Company with consulting services, as requested by the Company from time to time during the twelve (12) month period immediately following the Termination Date (the “Consulting Period”), on special projects relating to matters involving the Company’s business. During the Consulting Period, Associate shall be retained on a “when and as needed basis” upon reasonable notice during normal business hours and at mutually convenient times (which shall be reasonably agreed upon) to provide such consulting services; provided that in no event shall Associate be required to provide services at an annual rate that equals or exceeds 50% or is less than 20% of the services rendered, on average, during the immediately preceding three full calendar years of employment Associate has historically provided to the Company. Associate shall be compensated at the annual rate of $290,000, payable in equal monthly installments in arrears on the last day of the month and, in addition, shall be reimbursed by the Company in accordance with the Company’s travel and expense reimbursement policies for reasonable out-of pocket costs and expenses incurred in providing such services. Associate shall devote all of his skill, knowledge and best efforts to the conscientious performance of such services.

(ii)    Associate agrees that he will not, solely by virtue of the consulting services provided hereunder, be considered to be an officer or employee of the Company during the Consulting Period. Associate further agrees that he will at all times be treated as an independent contractor and will be responsible for the payment of all taxes with respect to all amounts paid to him under this Section 9(b), that nothing contained in this Agreement shall, during the Consulting Period, be construed as creating a joint venture, partnership or employment agreement. Associate agrees that he will not, by reason of the consulting services performed hereunder, be entitled to participate in any employee benefits plan, program or arrangement made available to any employee of the Company during the Consulting Period.

(iii)   Associate shall no longer be required or permitted to provide consulting services to the Company, and the Company shall no longer be permitted to request that Associate provide consulting services upon the earlier of (a) the date Associate becomes employed by another business or becomes self-employed, in each case, on a full-time basis, (b) the date the Consulting Period expires, and (c) the date of Associate’s death or disability that prevents Associate from performing any consulting services required hereunder. Associate agrees to promptly notify the Company in writing of any new employment, and in no event more than 10 days after the start of such new employment.

10.   No False Claims.   Associate has represented and hereby reaffirms that Associate has disclosed to the Company any information in Associate’s possession or within Associate’s knowledge concerning any conduct involving the Company, or any of its affiliates, employees, associates, officers, directors, or agents that Associate has any reason to believe involves any false claims to the United States or is or may be unlawful or violates any Company policy in any respect.

11.   Review of Agreement; No Undue Influence.   Associate agrees that Associate has had sufficient opportunity to review and consider this Agreement and to discuss it with anyone Associate desires (subject to Paragraph 10), and that Associate has carefully read it and fully understands all of its provisions. Associate further represents and agrees that Associate has not been under any duress, coercion, or undue influence from the Company or any of its representatives either during the communications which led to this Agreement or at the time of the execution of this Agreement.

12.   Entire Agreement.   This Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings, written or oral, between the parties pertaining to the subject matter of this Agreement, including, but not limited to the Letter Agreement, dated September 5, 2005, by and between Associate and the Company. Additionally, Associate represents and acknowledges that, by executing this Agreement, Associate does not rely on, and has not relied on, any representation or statement made by the Company or any of its directors, officers, Associates, agents or representatives, or their attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those specifically stated in this Agreement.

13.   Binding Agreement; Third Party Beneficiaries.   This Agreement shall be binding upon Associate and upon Associate’s heirs, administrators, representatives, executors, and successors and shall inure to the benefit of the Releasees and to their heirs, administrators, representatives, executors and successors. All Releasees under this Agreement who are not signatories to this Agreement shall be deemed to be third party beneficiaries of this Agreement to the same extent as if they were signatories hereto. This Agreement shall be binding on and inure to the benefit of the Company and its respective successors and permitted assigns.

14.   Governing Law.   This Agreement is made under and shall be governed by the laws of the State of Illinois, without regard to its conflicts of laws provisions.

15.   Knowing and Voluntary.   Associate acknowledges that the Company: (i) advised Associate to consult an attorney prior to signing this Agreement; (ii) informed Associate that Associate could have 21 days to consider this Agreement; and (iii) advised Associate that this Agreement shall not be effective or enforceable against Associate or the Company if Associate revokes it by giving written notice to the Company not later than 7 days after the date of signing this Agreement. Associate further states and acknowledges that Associate has been provided 21 days by the Company to review this Agreement, and that, to the extent Associate signs the Agreement prior to the expiration of such 21 day period, Associate has done so knowingly and voluntarily in accordance with 29 C.F.R. § 1625.22(e)(6), and that in making such an election to sign the Agreement prior to the expiration of said 21 day period of time, Associate has not been induced by any fraud or misrepresentation by the Company or by any threat by the Company to withdraw or alter the terms of the Agreement prior to the expiration of said 21 day period of time.

16.   Section 409A.   It is the parties understanding that none of the payments under this Agreement will result in Associate being subject to the payment of interest and/or taxes under section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In the event the parties subsequently determine, whether in connection with the issuance of final regulations under Section 409A or otherwise, that one or more of the payments under this Agreement will result in Associate being subject to the payment of interest and/or taxes under Section 409A, the parties shall use their best efforts to amend this Agreement in order to avoid the imposition of any such interest or additional tax, provided that the Company shall have no obligation to agree to any amendment that would materially increase its obligations hereunder; provided, further that Associate shall have no obligation to agree to any amendment that would materially decrease his benefits hereunder.

17.   Counterparts; Headings.   This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

— Signature page follows —

IN WITNESS WHEREOF, the parties do hereby KNOWINGLY and VOLUNTARILY enter into this General Release, Separation & Consulting Agreement on the date last signed by both parties.

Associate		Company

/s/ Robert J. Rosing		By:	/s/ Todd W. Schorr

Associate’s Signature

Print Name:	Robert J. Rosing	Its:	SVP — H.R.
Date:	8/15/06	Date:	8/15/06